Himalaya Technologies, Inc.

OTC Pink: HMLA

www.himalayatechnologies.com

Investor Presentation

Winter 2023


HIMALAYA
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All information presented herein with respect to the existing and future business and historical operating results of Himalaya Technologies, Inc. (the "Company") and estimates as to future operations, including the possible partnerships or investments in companies that are the subject of business development, are based on materials prepared by the Company's management and involve significant subjective judgment and analysis which may or not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, express or implied, as to the accuracy or completeness of such information. Nothing contained herein is or should be relied upon as a promise or representation as to the future, particularly with respect to the possible work with other companies. No information in this presentation should be construed as any indication whatsoever of the Company's future revenues, operating results, or stock price.

Executive Summary

Himalaya Technologies, Inc. (OTC: HMLA) is a publicly traded operating company making majority and minority investments in businesses with a technology foundation that drives differentiation.

New management took control in June 2021 and spent the past two years reviving the business in NV, auditing the company, retiring default debt, making acquisitions and investments, and preparing the Company for growth.

As a PCAOB fully audited entity, HMLA will only pursue acquisitions that are fully audited as required by regulatory approval of its Reg A offering.

While a reverse merger is not contemplated, a change of control corporate action would be entertained for a value creating M&A target seeking to use HMLA as a "go public" vehicle (mini-SPAC).

Two targets generating $15 million annual revenue are identified for minority or control investments.

Situation Assessment

HMLA is a public incubator focused on growth investments including products, services, information technology or other. The Company has spent the past two years getting its "house in order". HMLA is compliant with U.S. securities laws and be able to raise capital.

A Reg A offering is now live for a raise of up to $300,000, with the potential to raise significantly more over a one-year period (subject to $75 million cap).

Use of proceeds will be targeted at the HMLA's 100%-owned cannabis site www.Kanab.Club, its indoor agriculture division INFOOD TECHNOLOGIES, and funding of strategic investments in revenue generating companies under review.

Because the Company owns the code on its existing social network, it can replicate, enhance and scale it quickly for emerging technologies or copy it for new verticals.

Turnaround Complete

HMLA restored in the state of Nevada mid-2021, name changed to Himalaya Technologies, Inc. from Homeland Resources Ltd.,

Default debt retired mid-2021,

Filed form 10-12G Sept. 2021, went effective Apr. 2022 after multiple amendments,

Today three years PCAOB audited financial statements (FY ending 07/31), SEC current, Jan. 31 10-Q due in a March 2023,

Depleted oil & gas wells sold to former CEO for $112,000 accrued compensation,

Reg A qualified November 2023, Tier 2 Reg A+ offering up to $300,000,

Company previously relisted and qualified via Form 10-12g by SEC and through 14-month FINRA review process with live Reg A offering.

Capitalization and Debt Schedule

Himalaya Technologies, Inc.

Pro Forma Capitalization 10-31-2023

Share Structure:	#	Strike	Common Stock Equivalents	Comment
Common shares	205,791,975	-	205,791,975	*Source OTC Markets*
Series A Preferred	9,065,038	1-50	453,251,900	*130MM authorized by articles*
Series B Preferred	557,094	1-1000	557,094,000	*20MM authorized by articles*
Series C Preferred	1,000,000	1-1	1,000,000	*Grover control vote x 100,000 per share*
Warrants/options	15,000,000	$ 0.01	15,000,000	*GS Capital*
Total common stock equivalents (CSEs)			**1,217,137,875**	

Enterprise Value (EV):			
Share price:	$	0.0010	
Diluted market cap.	$	1,217,138	
plus net debt		225,000	*GS Capital and 1800 Diagonal*
less cash (300,000,000 Reg A .001)		(300,000)	
Diluted EV:	**$**	**1,142,138**	

INFOOD TECHNOLOGIES

- HMLA launched Infood Technologies @ www.infood.tech; signed dealer agreements with providers of aquaponics systems and indoor agriculture providers,
- Nelson & Pade, Inc., a 40-year vendor of aquaponics systems to K12 and universities with 800 installations in several dozen countries,
- Vertical Crop Consultants, Inc., a provider of indoor agriculture systems and services to enterprises, K12, other.
- Cropbox.co, a provider of shipping container-based farming solutions that can be deployed in inner cities, at K12 schools, or abroad.
- Infood Technologies intends to target the secular trend of hyper-local cultivation which reduces supply chain waste and CO_2 emissions from transportation of food products over long distances.

https://aquaponics.com/   **https://verticalcropconsultants.com/**

https://cropbox.co/

Kanab Club

In 2019, management launched a cannabis social network @ www.kanab.club to target the estimated 250 million people worldwide using, producing, selling, or otherwise participating in the global cannabis market (THC, CBD).

Over time, the site was launched out of closed and open beta and today is market tested and working flawlessly.

The site today is a super chat room with user profiles, a friend recommendation engine, messaging, private and public live threads, a stock chat room, and third-party content.

Going forward, we will add 420 dating, anonymous blogging, AI command prompts using ChatGPT, e-commerce, advertising, gaming, and mobile apps (iOS, Android).

Management believes the USA cannabis market is at an inflection point for advertising (Twitter), government approval (Senate), and banking availability.


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Kanab Club Valuation Potential

Social networks valued at $10 - $20 per daily / monthly active user (DAU/MAU).

Models evolving to “freemium” with subscriptions for confirmed users.

KC intends to avoid this method and allow users to post freely without ID confirmation. Believes target demographic will stay on the site longer than mainstream social sites.

User generated content will require self administration, AI, geofencing, and other.

Even 1% - 2% share of the total addressable market would value KC at $25MM - $200MM, which based on theoretical shares of 2BN = $0.0125 - $0.10 per HMLA share (assumes diluted shares far greater than today’s).

Management believes the key to scaling the site will be launching of mobile apps which will lead to a network effect similar to that experienced by SNAP, Facebook, or other platforms.

Fragmentation of Facebook

The fragmentation of Facebook is long overdue, with $1TN market cap. to attack.

We own the proprietary code to Kanab.Club and intend to replicate it, reskin it, and modify it for additional verticals. Examples for launch include:

- Goccha.net targeting short-form video applications.
- yinzworldwide.com targeting Pittsburgh "black and gold" fans (Steelers, Penguins, Pirates) and residents/students that are worldwide; Facebook user groups in for teams/PIT number have hundreds of thousands of users.
- globalbong.com targeting avid users of THC products (versus Kanab.Club health and wellness orientation); previous public company Mass Roots attempted similar plans and achieved a significant valuation but was ahead of its time vs. regulation and market acceptance.

There is a licensing and white label model that can be launched as well.

M&A Pipeline

To accelerate growth, HMLA is analyzing investments in synergistic businesses or of entities that have significant growth potential on their own.

- Analog & digital sign business in S FL generating $6MM+ revenues and EBITDA+, $4MM backlog, manufacturer and installer, believes can 2x revenues by expanding to N FL,
- Modular construction company targeting municipal government, K12 schools, police, fire, and other in S FL, $8MM revenues $800K EBITDA minimal debt, believes can 2x revenues by expanding to N FL, launch of leasing to customers and generate multi-year recurring revenue model,
- There are multiple additional candidates for acquisition in the SE to build regional density and scale which should hard $ and soft $ synergies.

***** NO TRANSACTIONS ARE PAPERED OR AGREED TO AT THIS TIME AS PER SEC RULES *****

HIMALAYA TECHNOLOGIES

Risks and Considerations

As a penny stock, HMLA has limited liquidity and awareness in the market.

The Form 10 process in 2021 will require HMLA to file a 15c2-11 to regain market makers. Lack of market makers means the stock trades on an unsolicited basis with reduced liquidity.

If the company is unable to raise capital, it will not be able to complete its social sites, execute the Infood Technologies launch, or pursue M&A.

HMLA has limited staff. The Company relies on outsourced service providers for financial services, programming/coding work, auditing, and legal. The loss or interruption of services from any one of these parties could adversely impact our business and financial reporting/compliance.

Strategic investments and/or acquisitions may not be consummated or integrated.

Management

Vik Grover, CFA, President & CEO, is a former sell-side analyst covering technology since 1995. He transitioned to investment banking in 2006 focusing on emerging growth companies. In 2015, he moved to management consulting to assist clients in their businesses. Grover received a B.A. in Marketing from the University of California at San Diego in 1992 and a M.S. in Management from the Georgia Institute of Technology in 1995, and passed the CFA Exam Level 3.

Mary Kirk, SVP Finance, has 25 years of experience in Operations, Office Management, Purchasing, Domestic and International Logistics and Customer Service. She oversees daily accounting and finance, including general ledger and reporting, payroll, A/P and A/R. Her experience has included Office Management, Purchasing, Logistics, R&D, and Customer Service in 20 countries. Ms. Kirk graduated from Lawrence University with a B.A. degree in Classics and Religion.

Summary

Himalaya Technologies, Inc. is a business incubator targeting growth investments and acquisitions.

Management has completed a turnaround of the public entity, restoring its corporate viability, cleaning up the balance sheet, executing strategic acquisitions and investments, and positioning for growth.

After almost two years of a lengthy Form 10 and Form 1A process, today the Company is PCAOB audited and current and has a live Tier 2 Reg A+ offering allowing it to access the capital markets and funding from investors in any state.

Use of proceeds includes investment in a company-owned Internet site, planned additional social site launches, a rollout of a trademark pending FOMO CAN drink, and strategic investments in revenue generating companies currently under review.

Service Providers

Transfer Agent: TranShare Corp.

SEC Counsel: Dale Bergman, Esq.

EDGAR Filing Service: M2 Compliance

Auditor: Victor Mokuolu, CPA

Financial Consultant: Robert Boyle, CPA

Accounting: Mary Kirk, SVP Finance, FOMO WORLDWIDE, INC.

Web Design: Brokerweb

Thank You!

Himalaya Technologies, Inc.

www.himalayatechnologies.com

Vik Grover

Chief Executive Officer

(347) 323-9581

info@himalayatechnologies.com